HENDERSON GLOBAL FUNDS
                      737 NORTH MICHIGAN AVENUE, SUITE 1950
                             CHICAGO, ILLINOIS 60611


November 30, 2006

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Ladies and Gentlemen:

         Reference is made to the Custodian Agreement between us dated August 24, 2001 (the "Agreement").

         Pursuant to Section 18 of the Agreement, this letter is to provide notice of the creation of two additional portfolios of Henderson Global Funds (the "Trust"), namely the Henderson Global Equity Income Fund and the Henderson Global Opportunities Fund (each, a "New Fund"). We request that you act as Custodian under the Agreement with respect to each New Fund.

         This letter is to also provide notice of the following name change as of the date noted:

         FORMER NAME OF FUND               NEW NAME OF FUND                   EFFECTIVE DATE
         Henderson Income Advantage Fund   Henderson Worldwide Income Fund    May 19, 2006

         Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds

By:  /s/ Christopher K. Yarbrough
     ----------------------------
      Name: Christopher K. Yarbrough
      Title: Secretary

Accepted:

State Street Bank and Trust Company

By:   /s/ Joseph L. Hooley
     ----------------------------
       Name: Joseph L. Hooley
       Title: Executive Vice President